Exhibit 23(j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Class Institutional Shares, Class Institutional Service Shares and Class A Shares Prospectuses and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 2-72277) of Federated Short-Intermediate Duration Municipal Trust, and to the incorporation by reference of our report, dated August 11, 2008 on Federated Short-Intermediate Duration Municipal Trust, included in the Annual Shareholder Report for the fiscal year ended June 30, 2008.

/s/ Ernst & Young, LLP
Boston, Massachusetts
August 26, 2008